As filed with the Securities and Exchange Commission on December 14, 2009

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

INNOVATIVE SOLUTIONS AND SUPPORT, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	23-2507402
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

720 Pennsylvania Drive

Exton, PA 19341

(Address of principal executive offices) (Zip Code)

INNOVATIVE SOLUTIONS AND SUPPORT, INC. 2009 STOCK-BASED INCENTIVE COMPENSATION PLAN

(Full title of the Plans)

Geoffrey S. M. Hedrick

Chief Executive Officer

Innovative Solutions and Support, Inc.

720 Pennsylvania Drive

Exton, PA 19341

(Name and address of agent for service)

(610) 646-9800

(Telephone number, including area code, of agent for service)

With a copy to:

Stephen M. Leitzell, Esq.

Dechert LLP

Cira Centre
2929 Arch Street
Philadelphia, Pennsylvania  19104
(215) 994-4000

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company. See definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $0.001 per share	1,200,000	$4.55	$5,460,000	$304.67

(1)                                  Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock which become issuable under the Plans (as defined below) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of the Registrant.

(2)                                  The registration fee for the shares of Common Stock to be issued pursuant to awards under the Plan was calculated in accordance with Rules 457(c) and 457(h) of the Securities Act on the basis of $4.55 per share, the average high and low prices of Common Stock as reported on the Nasdaq Global Select Market on December 8, 2009.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required in Part I of Form S-8 to be contained in a prospectus meeting the requirements of Section 10(a) of the Securities Act, is not required to be filed with the Securities and Exchange Commission (the “Commission”) and is omitted from this Registration Statement in accordance with the explanatory note to Part I of Form S-8 and Rule 428 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                                   Incorporation of Documents by Reference.

The Registrant incorporates by reference into this Registration Statement the following documents:

(a)                                  The Registrant’s annual report for the fiscal year ended September 30, 2009, filed on Form 10-K on December 14, 2009.

(b)                                 All other reports filed by the Registrant pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) since September 30, 2009.

(c)                                  The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed by the Registrant to register such class of securities under the Exchange Act.

(d)                                 All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement, which indicates that all securities offered by this Registration Statement have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement.   Each document incorporated by reference into this Registration Statement shall be deemed to be a part of this Registration Statement from the date of the filing of such document with the Commission until the information contained therein is superseded or updated by any subsequently filed document which is incorporated by reference into this Registration Statement.

Item 4.                                   Description of Securities.

Not applicable.

Item 5.                                   Interests of Named Experts and Counsel.

Not applicable.

Item 6.                                   Indemnification of Directors and Officers.

Subchapter D (Sections 1741 through 1750) of Chapter 17 of the Pennsylvania Business Corporation Law of 1988 (the “PBCL”) contains provisions for mandatory and discretionary indemnification of a corporation’s directors, officers, employees and agents (collectively “Representatives”) and related matters.

Under Section 1741, subject to certain limitations, a corporation has the power to indemnify directors, officers and other Representatives under certain prescribed circumstances against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with a threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party or threatened to be made a party by reason of his being a Representative of the corporation or serving at the request of the corporation as a

Representative of another corporation, partnership, joint venture, trust or other enterprise, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

Section 1742 provides for indemnification with respect to derivative and corporate actions similar to that provided by Section 1741. However, indemnification is not provided under Section 1742 in respect of any claim, issue or matter as to which a Representative has been adjudged to be liable to the corporation unless and only to the extent that the proper court determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, a Representative is fairly and reasonably entitled to indemnity for the expenses that the court deems proper.

Section 1743 provides that indemnification against expenses is mandatory to the extent that a Representative has been successful on the merits or otherwise in defense of any such action or proceeding referred to in Section 1741 or 1742.

Section 1744 provides that unless ordered by a court, any indemnification under Section 1741 or 1742 shall be made by the corporation as authorized in the specific case upon a determination that indemnification of a Representative is proper because the Representative met the applicable standard of conduct, and such determination will be made by the board of directors by a majority vote of a quorum of directors not parties to the action or proceeding; if a quorum is not obtainable or if obtainable and a majority of disinterested directors so directs, by independent legal counsel; or by the shareholders.

Section 1745 provides that expenses incurred by a Representative in defending any action or proceeding referred to in Subchapter D of Chapter 17 of the PBCL may be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of the Representative to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation.

Section 1746 provides generally that except in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness, the indemnification and advancement of expenses provided by Subchapter D of Chapter 17 of the PBCL shall not be deemed exclusive of any other rights to which a Representative seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding that office.

Section 1747 grants a corporation the power to purchase and maintain insurance on behalf of any Representative against any liability incurred by him in his capacity as a Representative, whether or not the corporation would have the power to indemnify him against that liability under Subchapter D of Chapter 17 of the PBCL.

Sections 1748 and 1749 apply the indemnification and advancement of expenses provisions contained in Subchapter D of Chapter 17 of the PBCL to successor corporations resulting from consolidation, merger or division and to service as a Representative of a corporation or an employee benefit plan.

Section 1750 provides that the indemnification and advancement of expenses provided by or granted pursuant to Subchapter D of Chapter 17 of the PBCL shall continue as to a person who has ceased to be a Representative and shall inure to the benefit of the heirs and personal representative of that person.

Article VII of the Registrant’s bylaws provides that no director shall be liable for monetary damages as a director for any action taken or any failure to take any action unless the director has breached or failed to perform the duties of his or her office under the PBCL and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.  However, such limitation of liability does not apply to the responsibility or liability of a director pursuant to any criminal statute or to the liability of a director for the payment of taxes pursuant to local, Pennsylvania or federal law.

Article VII of the Registrant’s bylaws provides indemnification to directors and officers for all actions taken by them and for all failures to take action to the fullest extent permitted by Pennsylvania law against all expense, liability and loss reasonably incurred or suffered by them in connection with any threatened, pending or completed action, suit or proceeding (including, without limitation, an action, suit or proceeding by or in the right of the Registrant), whether civil, criminal, administrative, investigative or through arbitration. Article VII also permits the Registrant, by action of its board of directors, to indemnify employees and other persons to the same extent as directors and officers. Amendments, repeals or modifications of Article VII can only be prospective, and such changes require the affirmative vote of not less than all of the directors then serving or the holders of a majority of the outstanding shares of stock entitled to vote in elections of directors. Article VII further permits the Registrant to maintain insurance, at its expense, for the benefit of any person on behalf of whom insurance is permitted to be purchased by Pennsylvania law against any such expenses, liability or loss, whether or not the Registrant would have the power to indemnify such person against such expense, liability or loss under Pennsylvania or other law.

Reference is made to Item 9 for our undertakings with respect to indemnification for liabilities arising under the Securities Act of 1933, as amended.

Item 7.                                   Exemption from Registration Claimed.

Not applicable.

Item 8.                                   Exhibits.

The following exhibits filed herewith are incorporated by reference as part of this Registration Statement:

3.1                                 Amended and Restated Articles of Incorporation of Innovative Solutions and Support, Inc., as amended, incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K, filed September 19, 2007.

3.2                                 Amended and Restated Bylaws of Innovative Solutions and Support, Inc., as amended, incorporated by reference to Exhibit 3.2 of the Company’s Current Report on Form 8-K, filed September 19, 2007.

5.1                                 Opinion of Dechert LLP as to the legality of the securities being registered.

23.1                           Consent of Deloitte & Touche LLP.

23.2                           Consent of Dechert LLP (included in Exhibit 5.1).

24.1                           Power of Attorney (included on signature pages to this Registration Statement and incorporated herein by reference).

Item 9.                                   Undertakings.

(a)                                  The undersigned registrant hereby undertakes:

1.                                       To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.                                          to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.                                       to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii.                                    to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement

2.                                       That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.                                       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Exton, Commonwealth of Pennsylvania, on the 14th day of December, 2009.

INNOVATIVE SOLUTIONS AND SUPPORT, INC.

By:	/s/ John C. Long
John C. Long
Chief Financial Officer

POWER OF ATTORNEY

KNOW BY ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John C. Long his attorney-in-fact and agent, each with the power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any amendments (including post-effective amendments) to this Registration Statement, and to file with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that either of said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Geoffrey S. M. Hedrick	Chief Executive Officer and Director (principal	December 14 , 2009
Geoffrey S. M. Hedrick	executive officer)

/s/ John C. Long	Chief Financial Officer (principal financial and	December 14 , 2009
John C. Long	accounting officer)

/s/ Glen R. Bressner	Director	December 14 , 2009
Glen R. Bressner

/s/ Winston J. Churchill	Director	December 14, 2009
Winston J. Churchill

/s/ Ivan M. Marks	Director	December 14, 2009
Ivan M. Marks

/s/ Robert E. Mittelstaedt, Jr.	Director	December 14, 2009
Robert E. Mittelstaedt, Jr.

/s/ Robert H. Rau	Director	December 14, 2009
Robert H. Rau